Exhibit 99.1

Double-Take Software, Inc. Announces Fourth Quarter and Year End 2008 Financial Results

Company Posts Solid Operating Income and Earnings

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--February 5, 2009--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the fourth quarter and year ended December 31, 2008.

“I am pleased with our ability to continue to generate strong earnings particularly given the difficult currency comparisons of a year ago. We are in a challenging sales environment but enthusiastic about the long term prospects for entering new markets created by new product development and recent acquisitions,” said Dean Goodermote, Chairman and CEO of Double-Take Software, Inc.

Total revenue for the quarter, which consists of software revenue and maintenance and professional services revenue, increased 6.1% to $25.0 million in the fourth quarter of 2008 from $23.5 million in the fourth quarter of 2007. Software revenue decreased 0.8% to $14.1 million in the fourth quarter of 2008 from $14.2 million in the fourth quarter of 2007. Maintenance and professional services revenue increased 16.5% to $10.9 million in the fourth quarter of 2008 from $9.3 million in the fourth quarter of 2007. The stronger dollar had the effect of reducing total revenue in the fourth quarter by approximately 2% compared to what it would have been if exchange rates had remained at the levels in effect in 2007.

Income from operations was $5.3 million in the fourth quarter of 2008 compared to $5.5 million in the fourth quarter of 2007.

The Company recorded a net income tax benefit of $5.1 million in the fourth quarter of 2008 compared to $0.3 million in the fourth quarter of 2007. In the fourth quarter of 2008, the Company completed its ongoing analysis of its tax obligations and the utilization of its net operating loss carryforwards. As a result of this analysis, the Company recorded a net tax benefit of approximately $7.4 million which increased diluted EPS by $0.32 per share. The net tax benefit was primarily related to reversals of valuation allowances on deferred tax assets and changes to certain estimates based. The combination of income taxes on income for the fourth quarter of 2008 of $2.3 million and the net tax benefits recorded in the quarter resulted in the net income tax benefit of $5.1 million. In the fourth quarter of 2007, the Company reversed the valuation allowance on approximately $2.4 million of deferred tax assets which increased diluted EPS by $0.10 per share. Taxes on income generated in the fourth quarter of 2007 were approximately $2.1 million which resulted in a net income tax benefit in the quarter of $0.3 million.

Net income, including the benefit from the income tax items described above, totaled $10.2 million, or $0.44 per diluted share in the fourth quarter of 2008 compared with $6.3 million, or $0.27 per diluted share, in the fourth quarter of 2007.

Income from operations on an adjusted, non-GAAP basis in the fourth quarter of 2008 was $6.3 million compared with $6.2 million in the fourth quarter of 2007. Adjusted, non-GAAP net income in the fourth quarter of 2008 was $11.2 million, or $0.48 per diluted share, including the $0.31 per share fourth quarter benefit related to income taxes. This compares with $6.8 million, or $0.29 per diluted share, including $0.10 per share from tax related items, in the fourth quarter of 2007.

The Company calculates these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash stock based compensation, resulting from the application of SFAS 123R, from operating expenses. An explanation of these adjusted, non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

Cash generated from operations was $5.2 million in the fourth quarter of 2008. Cash and short term investments at December 31, 2008 totaled $73.2 million, an increase of approximately $5.3 million from September 30, 2008.

For the full year, total revenue increased 16.4% to $96.3 million for the year ended December 31, 2008, from $82.8 million for the year ended December 31, 2007. Software revenue for the full year increased 7.6% to $52.9 million for the year ended December 31, 2008, from $49.2 million for the year ended December 31, 2007. Maintenance and professional services revenue increased 29.1% to $43.4 million for the year ended December 31, 2008, from $33.6 million for the year ended December 31, 2007.

Income from operations was $17.6 million for the year ended December 31, 2008 compared to $16.6 million for the year ended December 31, 2007.

The Company recorded income tax expense of $0.7 million for the year ended December 31, 2008 compared to an income tax benefit of $0.8 million for the year ended December 31, 2007. Tax expense for each year has been reduced due to the reversal of the valuation allowance on certain deferred tax assets and other year end tax items which impacted income tax expense. The net benefit of these items was approximately $7.4 million or $0.32 per diluted share for the year ended December 31, 2008 and approximately $8.1 million or $0.35 per share for the year ended December 31, 2007.

Net income, which includes the effect of the income tax items discussed above, totaled $17.6 million, or $0.76 per diluted share for the year ended December 31, 2008 compared with $20.1 million, or $0.87 per diluted share, in the same period in 2007.

Income from operations on an adjusted, non-GAAP basis for the year ended December 31, 2008 was $21.5 million compared with $19.2 million for the year ended December 31, 2007. Adjusted, non-GAAP net income, including the effect of the income tax items of $0.32 per share for 2008 and $0.35 per share for 2007 was $21.6 million or $0.93 per diluted share for the year ended December 31, 2008, compared with $22.0 million, or $0.95 per diluted share, for the year ended December 31, 2007.

2009 Financial Guidance

“While the company’s sales pipelines are as robust as they have ever been and support meeting or exceeding the high range of our guidance, the predictability of closure on those pipelines is as poor as it has ever been. Therefore we are giving a broad range and note that there is more risk in this guidance than in previous years,” Mr. Goodermote said.

With that caution, the Company’s guidance for revenue is in the range of $20.6 to $22.5 million for the first quarter of 2009 and $96.0 to $104.0 million for the full year. These numbers reflect the effect of the stronger US dollar against the Euro and UK Pound. The Company estimates that the effect of changes in foreign currency exchange rates will reduce revenue in the first quarter by 7% and 6% for the full year compared to what it would have been if exchange rates were constant.

Guidance for adjusted non-GAAP operating income for the first quarter is $0.5 to $2.0 million and $14.0 to $20.0 million for the full year 2009. Non-GAAP net income per share for the first quarter is expected to be in the range of $0.02 to $0.06 and $0.39 to $0.55 for full year excluding the impact of stock-based compensation charges, and assuming a 38% effective income tax rate. Weighted average diluted shares using the treasury method are expected to be approximately 23.2 million for the first quarter and 23.3 million for the full year 2009.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below.

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company’s expectations for adjusted, non-GAAP income and income per share for the first quarter of 2009 and full year 2009 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EST, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the Investor Relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until February 9, 2009 at 11:59 p.m. EST. To access the audio replay, dial 888-266-2081 or 703-925-2533 and enter access code 1323259. A web cast replay of the call will be available on the Investor Relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for approximately three months.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take® Software (Nasdaq: DBTK) is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than sixteen thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

© Double-Take Software. All rights reserved. Double-Take, GeoCluster and Double-Take for Virtual Systems are registered trademarks of Double-Take Software, Inc. Balance and Double-Take ShadowCaster are trademarks of Double-Take Software, Inc. Microsoft, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries. All other trademarks are the property of their respective companies.

Double-Take Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Dec 31,	Dec 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$40,659	$25,748
Short term investments	32,524	38,977
Accounts receivable, net	19,593	18,171
Prepaid expenses and other current assets	6,621	5,019
Deferred tax assets	5,438	3,184
Total current assets	104,835	91,099

Property and equipment, net	4,236	4,184
Intangibles, net	5,963	5,061
Goodwill	16,267	11,408
Other assets	739	149
Long-term deferred tax assets	-	2,705
Total assets	$132,040	$114,606

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	6,422	9,379
Other liabilities	390	751
Deferred revenue	27,078	24,162
Total current liabilities	33,890	34,292

Long-term deferred revenue, less current portion	4,614	4,485
Long-term deferred rent, less current portion	117	272
Long-term capital lease obligations, less current portion	9	13

Stockholders' equity	93,410	75,544

Total liabilities and stockholders' equity	$132,040	$114,606

Double-Take Software, Inc.
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2008	2007	2008	2007
Revenue:
Software licenses	$14,068	$14,176	$52,923	$49,169
Maintenance and professional services	10,888	9,348	43,380	33,599
Total revenue	24,956	23,524	96,303	82,768

Cost of revenue:
Software licenses	192	195	589	411
Maintenance and professional services	2,424	2,035	9,622	7,827
Total cost of revenue	2,616	2,230	10,211	8,238

Gross profit	22,340	21,294	86,092	74,530

Operating expenses:
Sales and marketing	8,635	8,189	34,928	28,872
Research and development	4,061	3,140	16,540	11,896
General and administrative	3,374	3,856	13,419	14,863
Depreciation and amortization	996	639	3,638	2,346
Total operating expenses	17,066	15,824	68,525	57,977

Income from operations	5,274	5,470	17,567	16,553

Other income (expense), net	(185)	612	802	2,736

Income before income taxes	5,089	6,082	18,369	19,289

Income tax expense (benefit)	(5,127)	(258)	724	(789)

Net income	10,216	6,340	17,645	20,078

Net income per share:
Basic	$0.46	$0.29	$0.80	$0.94
Diluted	$0.44	$0.27	$0.76	$0.87

Weighted-average number of shares used in per share amounts:
Basic	22,003	21,865	21,971	21,332
Diluted	23,224	23,231	23,173	23,027

Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve months ended
	Dec. 31,
	2008	2007

Cash flows from operating activities:
Net Income	$17,645	$20,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,348	1,636
Amortization of intangible assets	1,290	710
Provision for (recovery of) doubtful accounts	(174)	19
Stock based compensation	3,948	2,621
Deferred income taxes	451	(5,889)
Excess tax benefits from stock based compensation	(163)	(4,895)

Changes in:
Accounts receivable	(1,413)	(4,840)
Prepaid expenses and other assets	(1,867)	(1,128)
Inventories	-	14
Other assets	(579)	(20)
Accounts payable and accrued expenses	(3,113)	4,546
Other liabilities	(324)	582
Deferred revenue	3,458	7,079
Net cash provided by operating activities	$21,507	$20,513

Cash flows from investing activities:
Purchase of property and equipment	(2,458)	(2,340)
Purchase of short term investments	(67,226)	(65,179)
Sales and maturities of short term investments	73,492	26,445
Acquisitions, net of cash acquired	(10,275)	(16,232)
Cash flows used in investing activities	(6,467)	(57,306)

Cash flows from financing activities:
Proceeds from public offering, net of expenses	-	1,126
Proceeds from exercise of stock options	114	1,589
Excess tax benefits from stock based compensation	163	4,895
Payments on capital lease obligation	(44)	(17)
Net cash provided by financing activities	233	7,593

Effect of exchange rate changes on cash and cash equivalents	(362)	(222)
Net increase (decrease) in cash and cash equivalents	15,273	(29,200)
Cash and cash equivalents - beginning of period	25,748	55,170
Cash and cash equivalents - end of period	$40,659	$25,748

Note: Certain reclassifications have been made to prior year amounts to conform to current period classifications.

Double-Take Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2008	2007	2008	2007

Non-GAAP financial measures and reconciliation:

GAAP income from operations	$5,274	$5,470	$17,567	$16,553
Add: noncash stock option expense (1)	989	726	3,948	2,621
Non-GAAP income from operations	$6,263	$6,196	$21,515	$19,174

GAAP net income	$10,216	$6,340	$17,645	$20,078
Add: noncash stock option expense, net of income taxes (1)	989	465	3,948	1,896
Non-GAAP net income	$11,205	$6,805	$21,593	$21,974

Non-GAAP income per share:
Basic	$0.51	$0.31	$0.98	$1.03
Diluted	$0.48	$0.29	$0.93	$0.95

Weighted-average number of shares used in per share amounts:

Basic	22,003	21,865	21,971	21,332

GAAP diluted shares outstanding	23,224	23,231	23,173	23,027
Add: effect of excluding stock options expensed under FAS 123R	169	-	102	-
Non-GAAP diluted shares outstanding	23,393	23,231	23,275	23,027

Footnotes to Adjustments

(1) Represents noncash stock compensation charge associated with stock option grants as follows:
	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2008	2007	2008	2007
Stock option expense by line item:
Cost of maintenance and professional services	$93	$61	$369	$190
Sales and marketing	210	143	827	451
Research and development	281	97	1,066	280
General and administrative	405	425	1,686	1,700
	$989	$726	$3,948	$2,621

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800
Investor Relations
investor@doubletake.com